AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2003

                          Registration No. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         ELINE ENTERTAINMENT GROUP, INC.
            (Exact name of registration as specified in its charter)



                    Nevada                               88-0429856
                    ------                               ----------
         (State or other jurisdiction               (I.R.S.Employer or
         incorporation or organization)             Identification No.)


         8905 Kingston Pike
         Suite 313
         Knoxville, Tennessee 37923                        37923
         (Address of Principal Executive Offices)        (Zip Code)



                         Eline Entertainment Group, Inc.
                 2003 Stock Option and Equity Compensation Plan
                            (Full Title of the Plan)


                                Barry A. Rothman
                               8905 Kingston Pike
                                    Suite 313
                           Knoxville, Tennessee 37923
                     (Name and address of agent for service)

                                 With a copy to:

                            David M. Glassberg, Esq.
                           Glassberg & Glassberg, P.A.
                            13615 South Dixie Highway
                                  Suite 114-514
                              Miami, Florida 33176

________________________________________________________________________________

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                        Proposed     Proposed
                                        maximum      maximum
Title of each class                     offering     aggregate    Amount of
of securities          Amount to be     price per    offering     registration
to be registered       registered       share        price        fee

================================================================================

Common stock,
$.001par value
per share (1)         250,000 shares      $2.50      $625,000       $50.57

________________________________________________________________________________


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based upon the closing bid and asked prices for the common stock as reported on the OTC Bulletin Board on May 1, 2003. Pursuant to Rule 416, this registration statement shall be deemed to register an indeterminate amount of interests under the 2003 Stock Option and Equity Compensation Plan.

________________________________________________________________________________

PROSPECTUS


                         ELINE ENTERTAINMENT GROUP, INC.

                         250,000 SHARES OF COMMON STOCK
                              TO BE ISSUED PURSUANT
              TO THE 2003 STOCK OPTION AND EQUITY COMPENSATION PLAN

         This prospectus covers an aggregate of 250,000 shares of our common stock that may be issued from time to time upon the grant of restricted stock awards or upon the exercise of stock options to be granted under our 2003 Stock Option and Equity Compensation Plan. The options and restricted stock awards may be issued under our 2003 Stock Option and Equity Compensation Plan to our officers, directors, key employees and consultants pursuant to the exercise of non-qualified or incentive stock options. At April 30, 2003 we had no options outstanding under our 2003 Stock Option and Equity Compensation Plan and we not have awarded any shares of restricted stock under the plan. The individuals to whom these options and shares will be issued are sometimes collectively referred to as the "selling shareholders." This prospectus also covers the resale of the shares of our common stock issued pursuant to this prospectus by persons who are our "affiliates" within the meaning of federal securities laws. We will not receive any proceeds from sales by selling shareholders.

         For a description of the plan of distribution of the shares, please see page 15 of this prospectus.

         Our common stock is traded on the OTC Bulletin Board under the trading symbol "EEGR." On May 1, 2003 the last sale price for our common stock was $2.50.

                           --------------------------


         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT RISKS OF INVESTING IN OUR COMMON STOCK.

                           --------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 2, 2003

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." When used herein, the terms "Eline," "we," "us," and "our" refers to Eline Entertainment Group, Inc., a Nevada corporation, and its subsidiary Indvest Research, LLC, a Florida limited liability company.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to expand our current operations and/or consummate a merger or business combination with an operating entity, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers should carefully review this prospectus and all documents which are incorporated by reference hereto. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                  OUR BUSINESS

         We were incorporated in June 1997 under the laws of the State of Nevada originally under the name Rapid Retrieval Systems, Inc. We were initially engaged in the development of comprehensive processing, document retrieval, editing, integration and network support services for small businesses and the general public. Our ability to implement our business plan was tied to our ability to raise sufficient working capital. We were not successful in obtaining this needed capital, and in mid- 2000 we remained a development stage company that did not have customers nor had we ever generated any revenues from operations.

         In June 2000 we signed a Plan and Agreement of Merger with Eline Music.com, Inc., a Tennessee corporation (" Tennessee Eline"). Tennessee Eline was a development stage company created to provide exposure for independent music artists and labels and to fill a perceived void that existed in the entertainment and music business. For the year ended September 30, 2000, Tennessee Eline reported no revenues and a net loss (unaudited) of $720,784. As a result of the transaction, the Tennessee Eline management became our management and the Tennessee Eline stockholders became our controlling stockholders. The transaction, which was structured as a reverse merger, was treated as a purchase for accounting purposes. In January 2001 we changed our name to Eline Music.com, Inc., which was subsequently changed to our current name on April 25, 2001.

         Following this transaction, our then current management attempted to build our company into a full service entertainment company. Its activities were to include producing music and developing film and video productions for retail, theatrical, radio, Internet, television and cable broadcasting distribution. We entered into a number of ventures in these areas including an Internet radio talk show, the development of an interactive music video web site, a wedding video production company, film and video production of commercials, corporate videos, music videos and electronic press kits, an independent record label, and a web site focused on independent music artists and independent labels. We also attempted to enter into a number of other ventures which were never consummated for a variety of reasons, including lack of sufficient capital to fund the ventures. We also unsuccessfully attempted to purchase the building we were leasing where our recording studio was located, but were forced to forfeit the $50,000 tendered for the option to purchase because of an inability to secure adequate funding.

         In March 2002 at a meeting of our then board of directors, Mr. Sonny Paradise, our then current CEO and chairman, who was also our principal stockholder, tendered his resignation as an officer and director. His resignation was accepted and the remaining board members adopted resolutions that approved the relocation of our corporate headquarters from Tennessee to Pennsylvania and the retirement of certain debt owed to our former CEO and chairman who had just resigned. Under the resolution, we were to contract with our former CEO and chairman to produce three albums at $100,000 per album, for aggregate consideration of $300,000. Our then board of directors approved the plan whereby we were to transfer all of our studio equipment to our former CEO and chairman, he would retire debt we owned him and the price we were to pay for the three albums, for which he was given two years to deliver, was reduced to $150,000 in the aggregate. Finally, as we were moving our corporate offices to Pennsylvania, our former CEO and chairman was to assume the lease and occupy our facilities in Tennessee, assuming all obligations therefor. Subsequent to Mr. Paradise's resignation in March 2002 as our CEO and member of our board of directors, in April 2002 Mr. Thomas J. Gaffney was elected our president and a member of our board of directors.

         On September 24, 2002 under the terms of a Stock Purchase and Redemption Agreement, between our company, Thomas J. Gaffney and Yucatan Holding Company ("Yucatan"), Yucatan, a privately- held investment company, acquired 46,320 shares of our common stock in exchange for $16,000 in a private transaction exempt from registration under the Securities Act of 1933. The funds Yucatan used for the transaction were funds it had on hand. The funds were tendered by Yucatan to Mr. Gaffney, our then current president and member of our board of directors. As of the closing date, certificates and medallion guaranteed stock powers representing 38,000 shares of common stock were delivered to Yucatan. The certificates representing the remaining 8,320 shares were delivered by Mr. Gaffney and he advised Yucatan that the medallion guaranteed stock powers and corporate resolutions, as needed, were forthcoming. In November 2002 when it became clear that Mr. Gaffney would not deliver the medallion guaranteed stock powers and corporate resolutions, as necessary, for these 8,320 shares of our common stock, Yucatan returned the original certificates to the holders.

         In connection with the execution of the Agreement, an unaffiliated third party who was the holder of 26,148 shares of our common stock granted Jayme Dorrough, Yucatan's sole officer and director, a one-year irrevocable voting proxy covering such shares. On the closing date of the Stock Purchase and Redemption Agreement, our then current officers and directors resigned and Mrs. Dorrough was elected sole director. Following the closing of the Stock Purchase and Redemption Agreement, our board of directors appointed Barry A. Rothman to serve as our interim president.

         Subsequent to the closing of this transaction, Yucatan exchanged the 38,000 shares of common stock delivered to it at closing for 200,000 shares of our newly created Series B Convertible Preferred Stock. The designations, rights and preferences of the Series B Convertible Preferred Stock provide, among other provisions, that it is convertible at our sole option into shares of our common stock on a to-be-negotiated conversion ratio and each share entitles the holder to 500 votes at any meeting of our stockholders. Concurrent with such exchange, the 38,000 shares of our common stock owned by Yucatan were returned to our treasury and cancelled.

         In addition, under the terms of the Stock Purchase and Redemption Agreement, we agreed to redeem 4,000,000 shares of our Series A Preferred Stock, which represented all of the shares, in exchange for cash payments to Mr. Gaffney of an aggregate of $6,000 and an unsecured, non-interest bearing promissory note (the "Gaffney Note") to him in the principal amount of $120,000 (collectively, the "Gaffney Redemption Consideration"). As of the closing date, certificates and medallion guaranteed stock powers representing 2,000,000 shares of the Series A Preferred Stock were delivered. Mr. Gaffney delivered the certificate representing the remaining 2,000,000 shares of Series A Preferred Stock and advised us the medallion guaranteed stock power was forthcoming. Upon the redemption of these shares, it was our intent that the shares would be returned to our treasury with the status of unissued, undesignated shares of preferred stock.

         Subsequent to the closing of the Stock Purchase and Redemption Agreement, we determined that prior management had failed to file a certificate of designation covering the Series A Preferred Stock purportedly issued to Mr. Sonny Paradise, our former Chairman and CEO, in November 2001 at a time when he was an officer and director of the company and ultimately responsible for such filing. Specifically, Section 78.1955 of the Nevada Revised Statutes permits a Nevada corporation which has previously designated a series of blank check preferred stock (such as Eline) to, by resolution of board of directors, create a class of that preferred stock and set forth the voting powers, designations, preferences, limitations, restrictions and relative rights thereof. The creation of the class and its designations, rights and preferences must be included in a certificate of designation which must be signed by an officer of the corporation and filed with the Secretary of State. Section 78.1955 specifically provides that such certificate of designation must be filed pursuant to that section and become effective before the issuance of any shares of the class so designated.

         As a result of prior management's failure to file a certificate of designation covering the 4,000,000 shares of Class A Preferred Stock, such class was never duly authorized. Accordingly, the 4,000,000 shares of Class A Preferred Stock reflected on the transfer records on the date of the Stock Purchase and Redemption Agreement were not, in fact, issued and outstanding. The fact that such shares were not duly authorized and did not exist as of the date of such agreement resulted in an event of default under the Stock Purchase and Redemption Agreement. The redemption of these shares was the basis of the agreement by which we were to pay the Gaffney Redemption Consideration described above.

         On October 31, 2002 we notified Mr. Gaffney that the Gaffney Note was void on its face. Pursuant to the provisions of Section 5.2 of the Stock Purchase and Redemption Agreement and the terms of the Gaffney Note, we offset and voided the entire amount of such note, and offset the remaining $6,000 cash to be paid to Mr. Gaffney which represented the balance of the Gaffney Redemption Consideration. As a result of the foregoing, we have no obligation to pay the Gaffney Redemption Consideration.

         As a condition of the Stock Purchase and Redemption Agreement, individuals or entities which represented approximately $740,000 of liabilities on our balance sheet at July 31, 2002, including approximately $640,000 purportedly due to our former officers, directors and affiliates, were to deliver to Yucatan Forgiveness of Debt and General Releases. These amounts, however, gave no effect to the transactions approved by our then board of directors in March 2002 as described earlier in this section. Prior to the closing of the Stock Purchase and Redemption Agreement, both Mr. Gaffney and certain other third parties advised Yucatan that the delivery of the Forgiveness of Debt and General Releases were forthcoming and would be provided on or immediately after closing. As of the date hereof, Yucatan has received a Forgiveness of Debt and General Release for $8,500 from an unaffiliated third party. While in the first few weeks after the closing Mr. Gaffney continued to advise Yucatan that the remaining Forgiveness of Debt and General Releases were forthcoming, same were never delivered and the failure to so deliver has constituted additional events of default against Mr. Gaffney under the terms of the Stock Purchase and Redemption Agreement.

         Upon assuming control of our company and undertaking certain due diligence, our current management has determined that the transactions approved in March 2002 by our then board of directors as described above were consummated some time before September 24, 2002. It also appears that prior management exceeded the scope of the March 2002 board resolutions in that subsequent to September 24, 2002 we have also discovered that all of our other tangible and intangible assets, in addition to the studio equipment, are no longer in our company's possession or control.

         In the course of its due diligence, our current management has also determined that several consulting agreements which we had entered into in May 2001 with affiliates contained termination provisions which benefit us. These agreements included a five year consulting agreement with our then CEO and chairman under which we issued him 7,800 shares of our common stock, valued at $5,362,500 at the time of issuance, and for which we have recognized an expense. The agreement with our former CEO and chairman was cancellable without cause at our discretion, with a provision that required him to return all unearned compensation to us upon such cancellation. Through our due diligence we determined that our former CEO no longer holds in record name any of the shares we issued to him under this agreement, and it appears that all such shares were transferred to third parties and deposited into street name prior to September 2002. Yucatan did not acquire any of the shares issued to our former CEO under the terms of the Stock Purchase and Redemption Agreement. While current management cannot say with any certainty if any services were ever rendered to our company by our former CEO and these other consultants under the terms of these various agreements, no such services have been rendered since September 2002.

         At October 31, 2002 our financial statements, which are contained in our Annual Report on Form 10-KSB as filed with the SEC, reflected the implementation in the fourth quarter of fiscal 2002 of the March 2002 resolutions of our then board of directors related to the transfer of our studio equipment and the retirement of debt owned him. In conjunction with this, we wrote off the remainder of our assets which were no longer in our control or possession and certain liabilities related to these assets were offset against the unearned consulting fees paid to our former CEO and were expensed in fourth quarter of fiscal 2002. In the fourth quarter of fiscal 2002 we also fully expensed the costs of all other consulting agreements we entered into prior to September 24, 2002 as services under these agreements were not being rendered to our company at October 31, 2002.

         As a result of the transactions approved in March 2002 by our then board of directors and the conversion of our remaining assets by prior management, following the change of control we did not have any business or operations other than the future delivery of the three albums by our former CEO and chairman which are due no later than March 2005. However, because of historical events involving prior management and the uncertainty surrounding the delivery of these albums, we have begun exploring additional lines of business.

         Subsequent to the resignation on March 27, 2002 of Mr. Sonny Paradise as our CEO and chairman and the resignation on September 24, 2002 of Mr. Thomas
J. Gaffney as our president and a member of our board of directors, and given the lack of historical revenues associated with our entertainment initiatives, current management determined to transition our company into other lines of business that will serve to increase revenues and stockholder value. During the three months ended January 31, 2003 we organized a wholly-owned subsidiary, Indvest Research LLC, a Florida limited liability corporation ("Indvest"). All costs of organizing this subsidiary were paid for by Yucatan. Indvest will provide business consulting and advisory services on a fee basis in areas such as restructuring, strategic evaluations, corporate governance and methods for maximizing companies' resources and personnel. It is not anticipated that Indvest will hire any full-time or part-time employees, rather Indvest will contract with a variety of third party professionals, some of whom may be our affiliates, to provide it with the expertise necessary to fulfill its engagements. These independent contractors will be hired on an engagement by engagement basis, and their fees will be included in the fees paid by the companies which may engage Indvest from time to time. In its first contract, Indvest was recently engaged by a privately-held manufacturing company to assist it in a restructure of certain of that company's liabilities, a sale of certain of its assets and the restructure of certain of the personal liabilities of its owner. It is envisioned that this engagement will be completed during the second quarter of fiscal 2003. Indvest has engaged two individuals to provide contract advisory services to it in this engagement. We cannot estimate at this time the value of the engagement, but it is anticipated that revenues to be generated from this contract will be minimal. Upon completion of this engagement Indvest will seek to enter into agreements with additional companies to provide similar fee-based services.

         It is also the intent of our current management to enter into a merger or business combination with a third party to further expand our business and operations. We are presently engaged in preliminary discussions with two separate target companies who are controlled by third parties which are not our affiliates. We were introduced to one target through our corporate counsel, and the second target was identified through our contacts. However, as the due diligence on both of these projects are in the early stages, we cannot speculate as to what the ultimate terms and conditions will be nor the likelihood of closing one or both of the acquisitions. There are no assurances that we will reach terms we believe favorable to us and proceed with either of these potential business combinations. As a matter of corporate policy, in our ordinary course of business we will not announce the terms or conditions of either of these potential business combinations, or any other business combination we may enter into in the future, until definitive agreements have been executed.

WHERE TO CONTACT US

         Our offices are at 8905 Kingston Pike, Suite 313, Knoxville, Tennessee 37923, and our telephone number is 215-895-9859.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

         WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE DO NOT ANTICIPATE THAT WE WILL REPORT ANY SUBSTANTIAL REVENUES OR A PROFIT IN THE FORESEEABLE FUTURE.

         We reported net losses of $8,166,056 and $2,938,790 for the fiscal years ended October 31, 2002 and 2001, respectively, and a net loss from inception (November 2, 1999) until October 31, 2002 of $13,669,888. We reported a net loss of $153,000 for the three months ended January 31, 2003, and at January 31, 2003 we had an accumulated deficit of $13,822,888. While a significant portion of our accumulated losses from inception through January 31, 2003 are non-cash, we have never generated sufficient revenues to offset our operating costs. Until such time as we either are able to generate substantial revenues from our newly formed subsidiary, Indvest Research, and/or until such time as we consummate a merger or business combination with a third party, we do not anticipate that we will generate any significant revenues from our operations. Our principal stockholder has advanced certain expenses for us since the change of control occurred in September 2002, and we believe that it will continue to pay these expenses for us until such time as we are able to either generate sufficient revenues from our own operations and/or close a merger or business combination with an operating entity. As a result of the uncertainty surrounding our revenues in the near future, you should not purchase shares of our common stock based upon our historical operations or financial results.

         WE ARE DEPENDENT UPON OUR PRINCIPAL STOCKHOLDER FOR INTERIM CAPITAL.

         We have no working capital with which to meet our cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended. Our principal stockholder has agreed to advance any funds necessary to insure that we are able to meet our reporting obligations under the Securities Exchange Act of 1934. However, Yucatan has not agreed in writing to provide these funds and can only do so to the extent that it has available funds. No commitments to provide additional funds have been made by other stockholders or third parties. Accordingly, there can be no assurances that any funds will be available to us to allow it to cover our expenses. If we were unable to continue to meet our reporting requirements under the Securities Exchange Act of 1934, our common stock would be delisted from the OTCBB and there would be no market for our securities.

         WE WILL NEED TO RAISE ADDITIONAL CAPITAL.

         As currently being undertaken, the operations of Indvest do not require access to working capital beyond what our principal stockholder has agreed to provide us. While it is also the desire of management to undertake a merger or business combination with an operating company which is financial sound, in all likelihood we will need to raise additional capital after such transaction. It has been very difficult for small companies to raise working capital in the past few years, and we cannot anticipate if the funding environment in the U.S. or aboard will improve during 2003 and beyond. Accordingly, we cannot offer any assurances that if we should need additional capital that it will be available to us on terms and conditions which are reasonably acceptable, if at all. Depending upon the financial condition of our ultimate merger or business combination partner, the lack of sufficient working capital could materially and adversely affect any revenues we may be able to generate in future periods.

         OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED.

         The market for our common stock is extremely limited, and we do not anticipate that it there will be any increased liquidity in our common stock until such time as we consummate a merger or business combination. Even if we are successful in completing such a transaction, there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

         BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

         If the trading price of our common stock remains less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

         It is unlikely that our common stock will trade above $5.00 per share in the foreseeable future, accordingly, any liquidity in the market will be further hampered by the applicability of the Penny Stock Rules to trading in our common stock.

         PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 200,000 shares of Series B Convertible Preferred Stock were issued and outstanding as of the date of this prospectus. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

         SALES BY THE SELLING STOCKHOLDER MAY CAUSE THE MARKET PRICE OF OUR SHARES TO DECREASE.

         It is possible that the selling stockholder will offer all of her shares for sale. A sale by her of all or substantially all of her shares may have a depressive effect on the market price of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered hereby.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Eline Entertainment Group, Inc. and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports and the registration statement of which this prospectus is a part, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC's site located at http//www.sec.gov.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Glassberg & Glassberg, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of Eline Entertainment Group, Inc. as of and for the year ended October 31, 2002 incorporated by reference in this prospectus have been audited by Dempsey Vantrease & Follis PLLC, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Eline Entertainment Group, Inc. as of and for the year ended October 31, 2001 incorporated by reference in this prospectus have been audited by Rodefer Moss & Co., PLLC, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

           PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         In April 2003 We established our 2003 Stock Option and Equity Compensation Plan (the "Plan") under which 250,000 shares of the our common stock were reserved for issuance. The aggregate number of shares reserved for issuance under in the Plan will be increased, without any further action by us, upon the future issuance by us of additional shares of our common stock so that at all times the number of shares of common stock reserved for issuance under the Plan will be equal 10% of our issued and outstanding common stock. Following is a description of our Plan.

OVERVIEW

         The stated purpose of the plan is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of our stockholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The plan is administered by our Board of Directors which determines, from time to time,

         * those of our officers, directors, employees and consultants to whom stock grants and options will be granted,

         * the terms and provisions of the respective grants and options,

         *        the dates such options will become exercisable,

         *        the number of shares subject to each option, and

         * the purchase price of such shares and the form of payment of such purchase price.

         Stock grants may be issued by our Board in their discretion. All questions relating to the administration of the Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Board.

         Options to purchase common stock may be issued under the Plan. Options granted under the Plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify. In addition, the Plan also allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the Plan option with shares of common stock owned by the eligible person and receive a new Plan option to purchase shares of common stock equal in number to the tendered shares. Any incentive stock option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive stock option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of the fair market value as determined on the date of the grant. The exercise price of non-qualified options is determined by Board.

         The term of each Plan option and the manner in which it may be exercised is determined by Board, provided that no Plan option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

         The per share purchase price of shares subject to Plan options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan options granted under the Plan. Officers, directors and employees of and consultants to Eline Entertainment and our subsidiaries are eligible to receive non-qualified options under the Plan. Only our officers, directors and employees who are employed by us or by any subsidiary are eligible to receive incentive stock options.

         All Plan options are non-assignable and non-transferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee. If an optionee's employment is terminated for any reason, other than optionee's death or disability or termination for cause, or if an optionee is not an employee of Eline Entertainment but is a member of our Board of Directors and optionee's service as a director is terminated for any reason, other than death or disability, the Plan option granted to the optionee shall lapse to the extent unexercised on the date of termination, unless otherwise provided for at the time of grant. If the optionee dies during the term of his or her employment, the Plan option granted to the optionee will lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which

         * increases the total number of shares subject to the Plan or changes the minimum purchase price thereof (except in either case in the event of adjustments due to changes in our capitalization),

         * affects outstanding Plan options or any exercise right thereunder,

         *        extends the term of any Plan option beyond 10 years, or

         *        extends the termination date of the Plan.

         Unless the Plan has been suspended or terminated by the Board of Directors, the Plan will terminate 10 years from the date of the Plan's adoption. Any such termination of the Plan will not affect the validity of any Plan options previously granted thereunder.

TAX ASPECTS

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of applicable state, local or foreign tax laws. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under

Section 57(a)(3) of the Internal Revenue Code and may be subject to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements (a "disqualifying disposition"), the option holder will recognize ordinary income at the time of such disqualifying disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such disqualifying disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a disqualifying disposition, the incentive stock option tax preference described above may not apply (although, where the disqualifying disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a disqualifying disposition. If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a disqualifying disposition has occurred.

         With respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the shareholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934, the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture. The recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

RESTRICTIONS UNDER FEDERAL SECURITIES LAWS

         The sale of our common stock issuable pursuant to the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, are aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act of 1933 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell their shares at prevailing market prices or privately negotiated prices. The selling stockholders may sell our common stock on the OTC Bulletin Board, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of securities. The shares will not be sold in an underwritten public offering.

         The selling stockholders may sell the securities in one or more of the following methods:

         * on the OTC Bulletin Board or on such national securities exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as an agent; or

         * in transactions other than on such national securities exchanges or on the OTC Bulletin Board, or a combination of such transactions, including sales through brokers, acting as an agent, sales in privately negotiated transactions, or dispositions for value by the selling stockholder, subject to rules relating to sales by affiliates.

         In making sales, brokers or dealers used by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders, our affiliates and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of the selling stockholders, to the extent required, a prospectus is required to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We will advise the selling stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We will provide the selling stockholders with a copy of these rules. We will also advise the selling stockholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

SPECIAL CONSIDERATIONS RELATED TO PENNY STOCK RULES

         Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

         * a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

         * a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

         * a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

         * a toll-free telephone number for inquiries on disciplinary actions;

         * definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

         * other information as the SEC may require by rule or regulation.

         Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

         *        the bid and offer quotations for the penny stock;

         * the compensation of the broker-dealer and its salesperson in the transaction;

         * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

         * monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the offering is completed.

         - Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002;

         - Quarterly Report on Form 10-QSB for the period ended January 31, 2003; and

         - all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Eline Entertainment Group, Inc.
         8905 Kingston Pike
         Suite 313
         Knoxville, Tennessee 37923
         (215) 895-9859

ITEM 4.  DESCRIPTION OF SECURITIES

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

5.1      Opinion of Glassberg & Glassberg, P.A.

10.1     2003 Stock Option and Equity Compensation Plan

23.1     Consent of Dempsey Vantrease & Follis PLLC

23.2     Consent of Rodefer Moss & Co. PLLC

23.3     Consent of Glassberg & Glassberg, P.A. (included in Exhibit 5)

ITEM 9.  UNDERTAKINGS

The undersigned registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville and the State of Tennessee, on the 29th day of April, 2003.

                                        ELINE ENTERTAINMENT GROUP, INC.


                                        By: /s/ Barry A. Rothman
                                            ---------------------------
                                            Barry A. Rothman, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title             Date


         /s/ Barry A. Rothman           President         April 29, 2003
         --------------------
         Barry A. Rothman

         /s/ Jayme Dorrough             Director          April 29, 2003
         ------------------
         Jayme Dorrough

                                  EXHIBIT INDEX


Exhibit No.       Description

 5.1              Opinion of Glassberg & Glassberg, P.A.

10.1              2003 Stock Option and Equity Compensation Plan

23.1              Consent of Dempsey Vantrease & Follis PLLC

23.2              Consent of Rodefer Moss & Co. PLLC